EXHIBIT 2.1

                AGREEMENT AND PLAN OF MERGER


AGREEMENT AND PLAN OF MERGER dated as of April ___, 1998 by and among Aquila Biopharmaceuticals, Inc., a Delaware corporation ("Aquila"), Aquila Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Aquila ("Sub") and VacTex, Inc., a Delaware corporation ("VacTex") (Sub and VacTex being sometimes hereinafter collectively referred to as the "Constituent Corporations").

WHEREAS, the Board of Directors of Aquila, Sub, and VacTex, deeming it advisable for the respective benefit of Aquila, Sub and VacTex and their respective shareholders that VacTex merge with Sub on the terms and conditions hereinafter set forth (the "Merger"), have approved this Agreement; and

WHEREAS, for federal income tax purposes it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended
(the "Code") ;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:


                             ARTICLE I

                            THE MERGER


1.01	The Merger.  Subject to the terms and conditions
hereof, at the Effective Time (as defined in Section 1.02), Sub shall be merged with and into VacTex in accordance with the applicable provisions of Delaware General Corporation Law ("GCL"), the separate existence of Sub shall cease, and VacTex shall be the surviving corporation (the "Surviving Corporation") in the Merger. Upon the consummation of the Merger, the Surviving Corporation shall thereupon possess all the rights, privileges, powers and franchises of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as all other things in action or belonging to either of the Constituent Corporations shall be vested in the Surviving Corporation. All property rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations. All rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and debts, liabilities and duties of each of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of each of the Constituent Corporations shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.02	Effective Time of the Merger.  As soon as practicable
after satisfaction or waiver of all conditions to the Merger, the parties shall cause a certificate of merger (the "Certificate of Merger") to be filed and recorded in accordance with Section 251(c) of the GCL and shall take such further action as may be required by law to make the Merger effective. The Merger shall be effective as of the later of the time the Certificate of Merger is duly filed with the Secretary of the State of Delaware in accordance with Section 103 of the GCL or at such later time as is specified in the Certificate of Merger (the "Effective Time").


                           ARTICLE II

                  THE SURVIVING CORPORATION


2.01	Certificate of Incorporation.  The certificate of
incorporation of VacTex, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation; provided such certificate shall have been amended and restated in its entirety so as to be in substantially the form attached hereto as Exhibit A.

2.02	By-Laws.   The bylaws of VacTex as in effect at the
Effective Time shall be the By-Laws of the Surviving Corporation, provided such by-laws shall have been amended and restated in its entirety so as to be in substantially the form attached hereto as Exhibit B.

2.03	Officers and Directors.  The officers and directors of
the Surviving Corporation shall be those officers and directors listed in Exhibit C and in each case until their successors have been elected and qualified or until otherwise provided by law, the certificate of incorporation and the by-laws of the Surviving Corporation.


                         ARTICLE III

                    CONVERSION OF SHARES


3.01	Conversion of Shares.  At the Effective Time, by virtue
of the Merger and without any action on the part of the holders of the capital stock of the Constituent Corporations: (a) each issued and outstanding share of Sub Common stock, par value $.01 per share, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and non assessable share of common stock of the Surviving Corporation, (b) all shares of common stock, par value $.0l per share, of VacTex (the "VacTex Common Stock") and all shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share, of VacTex (the "VacTex Preferred Stock") outstanding immediately prior to the Effective Time, other than VacTex Dissenting Shares (as defined in Section 3.05), if any, shall be converted into and exchanged for in the aggregate: (i) 1,150,000 shares of common stock, par value $.0l per share, of Aquila (the "Aquila Common Stock"), and (ii) 7% Subordinated Debentures of Aquila in the aggregate principal amount of $1,300,000 (the "Aquila Debentures"). The Aquila Debentures shall be in substantially the form attached hereto as Exhibit D. The Aquila Common Stock and the Aquila Debentures shall be allocated among the VacTex stockholders in accordance with Schedule 3.01 hereto. The Aquila Common Stock and the Aquila Debentures are sometimes collectively referred to herein as the "Merger Consideration."

3.02	Exchange of Certificates.  Upon surrender of a VacTex
Common Stock certificate or a VacTex Preferred Stock certificate for cancellation, the holder of such certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Aquila Common Stock and an Aquila Debenture representing the appropriate principal amount into which the shares of VacTex Common Stock or the shares of VacTex Preferred Stock theretofore represented by such certificate so surrendered shall have been converted pursuant to the provisions of this Agreement, and the certificate so surrendered shall forthwith be cancelled. Aquila Common Stock and Aquila Debentures into which VacTex Common Stock and the VacTex Preferred Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

3.03	No Fractional Securities. No certificate or scrip
representing fractional shares of Aquila Common Stock shall be issued upon the surrender for exchange of certificates representing VacTex Common Stock or VacTex Preferred Stock. The number of shares of Aquila Common Stock which each holder of VacTex Common Stock and/or of VacTex Preferred Stock shall be entitled to receive shall be rounded to the nearest whole share. Each holder of VacTex Common Stock or VacTex Preferred Stock who would be entitled to receive an Aquila Debenture in the principal amount of less than $1,000 shall be entitled to receive cash in lieu of such Aquila Debenture.

3.04	Closing of VacTex Transfer Books.  At the Effective
Time, the stock transfer books of VacTex shall be closed and no transfer of VacTex Common Stock or VacTex Preferred Stock shall thereafter be made. If, after the Effective Time, certificates representing shares of VacTex Common Stock or shares of VacTex Preferred Stock are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates representing the appropriate Merger Consideration.

3.05	Dissenting Shares.  (a) In the event that appraisal
rights are available for the shares of VacTex Common Stock under
Section 262 ("Section 262") of the GCL, shares of VacTex Common Stock held by a shareholder who has properly exercised appraisal rights with respect thereto in accordance with Section 262 (collectively, the "VacTex Dissenting Shares") shall not be converted into shares of Aquila Common Stock, but each such shareholder shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of Section 262, except that any VacTex Dissenting Shares held by a shareholder who shall thereafter withdraw, in accordance with
Section 262, such demand for appraisal or lose the right to such payment shall thereupon be deemed to have been converted into, at the Effective Time, the right to receive Merger Consideration as provided herein.

(b)	VacTex shall give Aquila (i) prompt notice of any
written demands under Section 262 of the GCL, withdrawal of any such demands and any other instruments served pursuant to the GCL received by VacTex and (ii) the right to participate in all negotiations and proceedings with respect to any demands with respect to the VacTex Dissenting Shares. VacTex shall cooperate with Aquila concerning and shall not, except with the prior written consent of Aquila, voluntarily make any payment with respect to, or offer to settle or settle, any such demands.

3.06	Transfer of Aquila Common Stock and Aquila Debentures.

Each certificate of Aquila Common Stock and each Aquila
Debenture issued pursuant to this Agreement shall be stamped or otherwise imprinted with a legend in substantially the following form mutatis mutandus:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and thus may not be offered for sale, sold, transferred or otherwise disposed of unless registered under the Securities Act of 1933, as amended, or unless an exemption from such registration is available.

Aquila may order the transfer agent for Aquila Common Stock to stop the transfer of any shares of Aquila Common Stock acquired pursuant to this Agreement bearing the legend set forth herein.

3.07	Rights of Holders of VacTex Common Stock and VacTex
Preferred Stock.   At and after the Effective Time, persons who
were holders of VacTex Common Stock or VacTex Preferred Stock shall cease to have any rights as stockholders of VacTex except for the right to surrender the stockholder's certificate in exchange for receipt of the Merger Consideration.

                        ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF VACTEX


VacTex represents, warrants and covenants to each of Sub and Aquila as of the Effective Time and as of the date hereof as set forth below. The information disclosed on any Schedule shall be deemed to relate solely to the section of this Article IV to which such Schedule relates and shall not be deemed made for other sections to which such disclosures may apply unless (i) it is readily apparent that such information is clearly applicable to another section of this Article IV or (ii) such disclosure is cross-referenced in the Schedule(s) relating to such other section(s), and, in each such case, only to the extent that the applicable information or risk is described.

4.01	Corporate Organization.  VacTex (i) is a corporation
duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted and (iii) is qualified or licensed to do business and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures, if any, to be so qualified and in good standing, which either individually or in the aggregate would not have a "Material Adverse Effect" (as hereinafter defined). Material Adverse Effect when used in connection with any entity means any change or effect that is materially adverse to the business, financial condition, operations, properties, assets or liabilities of such entity. VacTex has previously delivered to Aquila complete and correct copies of its Certificate of Incorporation, as amended, ("VacTex Charter") and by-laws ("VacTex By-Laws") as presently in effect, and VacTex is not in default in the performance, observation or fulfillment of any provision of the VacTex Charter or VacTex By-Laws.

4.02	Authorization.  VacTex has full corporate power and
authority to execute and deliver this Agreement and, subject to approval of the proposed Merger contemplated by this Agreement by VacTex's shareholders, to consummate the transactions contemplated hereby. The Board of Directors of VacTex has duly adopted resolutions (a) declaring that the proposed Merger is advisable on substantially the terms and conditions set forth in this Agreement, (b) authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (c) directing that the proposed Merger be submitted for consideration at a special meeting of VacTex's shareholders and (d) recommending that VacTex's shareholders approve the proposed Merger; no other corporate proceedings (other than the approval of the proposed Merger by the shareholders of VacTex) on the part of VacTex are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by VacTex and, subject to approval of the shareholders of VacTex, this Agreement constitutes (assuming due authorization, execution and delivery of this Agreement by Aquila and Sub), the valid and binding agreement of VacTex, enforceable against VacTex in accordance with its terms.

4.03	Capitalization.  (a) The authorized capital stock of
VacTex consists of 5,000,000 shares of VacTex Common Stock of which 1,035,000 shares are issued and outstanding and 2,500,000 shares of VacTex Preferred Stock, of which 2,000,000 shares are issued and outstanding. No other class of capital stock is issued or outstanding. All shares of capital stock of VacTex which are outstanding as of the date hereof, are duly authorized, validly issued, fully paid and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights.
Schedule 3.01 contains a true, correct and complete list of each person who owns of record or beneficially any of the capital stock of VacTex specifying the number of shares and class of securities held by each.

(b)	Except as set forth above, on Schedule 3.01 and on
Schedule 4.03, there are (i) no shares of capital stock or other voting securities of VacTex authorized or outstanding, (ii) no subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating VacTex to issue, transfer, deliver or sell, repurchase or redeem or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of its capital stock or other securities or obligating VacTex to grant, extend or enter into any such agreement or commitment; and (iii) there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of VacTex or agreements or understandings restricting the disposition of the capital stock of VacTex to which VacTex is a party or is bound or, to the best knowledge of VacTex after due investigation and inquiry, to which any other party is bound. VacTex does not own beneficially any shares of capital stock of Aquila.

4.04	Non-Contravention; Consents and Approvals.  Except for
(a) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware and (b) those agreements with respect to which VacTex shall obtain the consents and modifications from the appropriate parties all as set forth on Schedule 4.04 (the "Required Consents"), the execution and delivery of this Agreement by VacTex and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the VacTex Charter or VacTex By-Laws; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to VacTex or by which any of its properties or assets may be bound; (iii) require any filing with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority; or (iv) result in a violation of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation to which VacTex is a party, or by which VacTex or any of its properties or assets may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches and defaults, which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate, would not have a Material Adverse Effect on VacTex or on the ability of VacTex to consummate the transactions contemplated hereby.

4.05	Equity Ownership.  VacTex does not own, directly or
indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any entity or business. VacTex is not subject to any obligation or requirement to provide funds for or to make any investment in the form of a loan, capital contribution or otherwise in any entity or business.

4.06	Financial Statements.  VacTex has previously delivered
to Aquila (i) the audited financial statements of VacTex as of December 31, 1996 and December 31, 1997, including the notes thereto, in each case examined by and accompanied by the report of independent certified public accountants, (hereinafter collectively referred to as the "VacTex Audited Financial Statements"). The VacTex Audited Financial Statements have been prepared from, and are in accordance with, the books and records of VacTex and present fairly the financial position of VacTex as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, and have been certified without qualification by VacTex's independent public accountants (except as to the Company's ability to continue as a going concern). The VacTex Audited Financial Statements contain and reflect adequate reserves with respect to the contracts and commitments for the sale of goods or provision of services which are consistent with previous reserves taken for all reasonably anticipated material losses and costs and expenses; and the amounts shown as accrued for current and deferred income and other taxes in the VacTex Audited Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to VacTex, whether disputed or not, for the applicable period then ended and periods prior thereto.

4.07	Absence of Undisclosed Liabilities.  Except as and to
the extent reflected in the balance sheet dated as of December 31, 1997, included in the VacTex Audited Financial Statements (the "VacTex Balance Sheet") or in the notes to the VacTex Financial Statements for the fiscal year then ended, VacTex had at that date no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether due or to become due), which were material to VacTex. Except as set forth on Schedule 4.07, since the date of the VacTex Balance Sheet, VacTex has not incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which are material to VacTex except for those incurred in the ordinary course of business and consistent with past practice.

4.08	Absence of Certain Changes.  Since December 31, 1997,
VacTex has not (i) suffered any Material Adverse Effect or (ii) entered into any material transaction or conducted its business or operations, other than in the ordinary course of business consistent with past practice.

4.09	Legal Proceedings, etc.  (i) There are no suits,
actions, claims, proceedings, or to the best of VacTex's knowledge after due inquiry of its officers, directors and employees, investigations or inquiries pending, or threatened against, relating to or involving VacTex (or any of its officers or directors in connection with the business or affairs of VacTex including any claims against officers and directors under which such officer or director would be entitled to indemnification from VacTex under the provision of the VacTex Charter or the VacTex By-Laws) or any properties or rights of VacTex, before any court, arbitrator or administrative or governmental body, United States or foreign, which if adversely determined would have a Material Adverse Effect on VacTex; (ii) there are no such suits, actions, claims, proceedings or investigations pending, or, to the best of VacTex's knowledge, threatened challenging the validity or propriety of the transactions contemplated by this Agreement; and (iii) VacTex is not subject to any judgment, decree, injunction, rule or order of any court or, to the best of VacTex's knowledge after due inquiry, any governmental restriction which is reasonably likely to have a Material Adverse Effect on VacTex, or which materially adversely affects the ability of VacTex to acquire any property or conduct business in any area.

4.10	Compliance with Applicable Law.  Except for such
violations and defaults which in the aggregate would not have a Material Adverse Effect on VacTex, (i) VacTex currently holds and is in compliance with the terms of all licenses, permits and authorizations necessary for the lawful conduct of its business, and (ii) VacTex has complied with, and is not in violation of, or in default in any respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of all federal, state, local and foreign governmental bodies, agencies and authorities having, asserting or claiming jurisdiction over it or over any part of its operations or assets.

4.11	No Default.  To the best knowledge of VacTex after due
inquiry (a) VacTex is not in default under any agreement relating to indebtedness for borrowed money to which it is a party, which default, after notice or the passage of time, or both, would permit the acceleration of such indebtedness for borrowed money,
(b) VacTex is not in default under any contract, lease or other instrument or agreement to which it is a party, and (c) VacTex is not in default or violation under any decree of any court or any foreign, federal, state, municipal or other governmental or regulatory department, agency or authority (including, without limitation, applicable laws, rules and regulations relating to environmental protection, anti-trust, labor and employment, improper payments and civil rights) which default or violation would have a Material Adverse Effect on VacTex.

4.12	Brokers and Finders.  Neither VacTex nor any of its
officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder's fees or similar fees or expenses and no broker or finder has acted directly or indirectly for VacTex in connection with this Agreement or the transactions contemplated hereby. No investment banking, financial advisor's or similar fees have been incurred or are or will be payable by VacTex in connection with this Agreement or the transactions contemplated hereby.

4.13	Certain Tax Matters.  VacTex has timely filed all
federal, state, county, local and foreign income and other tax returns, reports and declarations which are required by applicable law to be filed on or before the Effective Time. VacTex has paid or will pay before the Effective Time, or where payment is not required to be made, has made or will make adequate provisions for the payment of, all material taxes, including, but not limited to, income, withholding, unemployment, social security, sales and use and personal property taxes, interest and penalties due and payable, in respect of any taxable period ending on or before the Effective Time. For purposes of the preceding sentence, the Effective Time shall be treated as the last day of a taxable period whether or not the Effective Time is in fact the last day of such taxable period. To the best knowledge of VacTex after due inquiry, it will not have any material liability with respect to any taxes, in excess of the amount so paid or the reserves for taxes so established on the books of VacTex. VacTex is not delinquent in the payment of any taxes required to be paid by it. VacTex has not filed a consent to the application of Section 341(f) of the Code.

4.14	Employee Benefit Plans.  VacTex has never maintained or
contributed to any "employee benefit plan" within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). VacTex has never maintained or contributed to any employee benefit plan that is subject to Title IV of ERISA or intended to be qualified under Section 401(a) of the Code. VacTex has never participated in or contributed to a "multi-employer plan" within the meaning of Section 4001(a)(13) of ERISA. VacTex has never been related to any trade or business (whether or not incorporated) that together with VacTex would be deemed to be a "single employer" within the meaning of Section 4001(b) of ERISA or Section 414(m) of the Code.

4.15	Employee Matters.

(a)	Except as set forth on Schedule 4.15, VacTex is in
compliance with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice and there are no arrears in the payment of wages or social security taxes; excluding such violations and arrearages which in the aggregate would not have a Material Adverse Effect on VacTex or on the ability of VacTex to consummate the transactions contemplated hereby.

(b)	Except as set forth on Schedule 4.15:

	(i)	none of the employees of VacTex is represented by
any labor union;

	(ii)	there is no unfair labor practice complaint
against VacTex pending before the National Labor Relations
Board or any state or local agency;

	(iii)	there is no pending labor strike or other material
labor trouble affecting VacTex (including, without limitation, any organizational drive);

	(iv)	there is no material labor grievance pending
against VacTex;

	(v)	there is no pending representation question
respecting the employees of VacTex; and

	(vi)	there are no pending arbitration proceedings
arising out of or under any collective bargaining agreement to which VacTex is a party, or to the best knowledge of VacTex any basis for which a claim may be made under any collective bargaining agreement to which VacTex is a party.

(c)	Schedule 4.15 sets forth a true, correct and complete
list of all existing (i) employee benefits programs, arrangements or commitments; including, without limitation, insurance coverage, workers, compensation, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits, deferred compensation, incentive compensation, tuition assistance plans, cafeteria plans, salary reduction arrangements, pension, profit sharing and all other or similar programs, arrangements, commitments or policies provided by VacTex to its employees and all written employment or independent contractor contracts or agreements between VacTex and any of its employees, and (ii) VacTex's payroll, including the job descriptions and salary or wage rates of each of its employees.

(d)	For purposes of this Subsection 4.15, the term
"employee" shall be construed to include sales agents and other independent contractors who spend a majority of their working time on VacTex's business.

4.16	Intellectual Properties.  VacTex owns or is licensed to
use or otherwise has the right to use all patents, trademarks, trade names, trade secrets and all technology and inventions, know-how and processes material to the business of VacTex.

(a) 	Schedule 4.16 sets forth (i) a true and complete
schedule of each patent, invention, industrial model, method, process, design and all disclosures, registrations and applications for any of the foregoing owned, licensed, or used by VacTex; (ii) a true and accurate identification of each business name (other than VacTex), trademark, service mark, trade name, copyright and all registrations and applications for any of the foregoing owned or used by VacTex; and (iii) a true and complete list, without extensive or revealing descriptions, of all trade secrets of VacTex including all processes, know-how and other technical data, (the properties described in subsection (i), (ii) and (iii) above are collectively referred to as "VacTex Intellectual Properties") and Schedule 4.16 sets forth a true and complete list of all contracts and other agreements to which VacTex is a party with respect to each such item of VacTex Intellectual Property and right thereto.

(b)	Except for those rights described in Schedule 4.16
which have been retained by or granted to those parties to the contracts set forth in Schedule 4.16, VacTex is the exclusive owner of all right, title and interest in and to each of the VacTex Intellectual Properties, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and except as set forth in Schedule 4.16 and
Schedule 4.04, VacTex has the full right to consummate the Merger without the consent of any party, and all rights of VacTex in and to the Intellectual Properties will be unaffected by the transactions contemplated by this Agreement.

(c)	All issued patents, copyrights, trademarks, state,
federal and foreign registrations thereof listed in Schedule 4.16 have been validly issued and are enforceable and in full force and effect and are not subject to any taxes or maintenance fees except as set forth on Schedule 4.16.

 (d)	There have not been nor are there presently any claims,
actions or judicial or other adversary proceedings involving VacTex concerning the VacTex Intellectual Properties; there is no basis for any such action or proceeding; and no such action or proceeding is pending or, to the best knowledge of VacTex, threatened.

(e)	Except as set forth on Schedule 4.16, VacTex has the
full, exclusive and unrestricted right and authority to use each and all of the rights and properties referenced in Schedule 4.16 in connection with the conduct of its business; to the knowledge of VacTex, such use does not conflict with, infringe upon, or violate any patent or other proprietary or intellectual property right of any other person, and, to the knowledge of VacTex, VacTex has not infringed and is not now infringing any patent or other proprietary right belonging to any other person. VacTex has not given or received any notice or claim from or to any third party with respect to any infringement.

(f)	Except as set forth on Schedule 4.16, there are no
outstanding, and to the best knowledge of VacTex, no threatened disputes or disagreements with respect to any of the rights, properties, licenses or similar agreements or arrangements identified in Schedule 4.16.

(g)	With respect to each trade secret and invention
disclosure referenced in Schedule 4.16, all documentation with respect to such trade secret and such invention disclosure is current, accurate, and sufficient in detail and content to identify and explain such trade secret and/or such invention disclosure, and to allow its full and proper use without reliance on the special knowledge or memory of others.

(h)	VacTex has taken all reasonable security measures to
protect the secrecy, confidentiality and value of its trade
secrets	and its invention disclosures and patent applications
and all other proprietary information.

(i) All proprietary information of VacTex is presently valid and protectible, and are not part of the public knowledge or literature, nor to the best knowledge of VacTex have they been used, divulged, or appropriated for the benefit of any person other than VacTex or to the detriment of VacTex.

(j)	To the knowledge of VacTex after due inquiry, none of
the activities of the employees or consultants of VacTex in performing services for VacTex violates any agreements or arrangements that such employees have with former employees or other third parties, including those relating to use of confidential information and/or trade secrets.

4.17	Environmental Compliance.

(a)	VacTex has obtained all permits, licenses and other
authorizations (collectively "VacTex Environmental Permits") which are material to, or necessary for, the operation of VacTex's business (as previously or currently conducted by VacTex) under federal, state and local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened release of pollutants, contaminants, hazardous or toxic materials, other wastes or materials into ambient air, surface water, ground water or land, or otherwise relating to pollution control or the manufacturing, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic materials or other wastes or materials (collectively "Environmental Laws"). To the best knowledge of VacTex after due inquiry of its officers and employees and except as set forth in Schedule 4.17, VacTex is in full compliance with all terms and conditions of any required VacTex Environmental Permits and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder which are material to, or necessary for, operation of its business. Except as set forth in Schedule 4.17, VacTex has not received any notice of, nor is it aware of, any events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with, or prevent continued compliance by Aquila with respect to its continuation of the business of VacTex as presently conducted with applicable Environmental Laws and VacTex Environmental Permits, or which may give rise to any common law or legal liability, or otherwise form the basis of any nonfrivolous claim, action, suit, proceeding, hearing or investigation under applicable Environmental Laws, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of pollutant, contaminant, or hazardous or toxic material or other waste or material.

(b)	All current VacTex Environmental Permits are listed on
Schedule 4.17 true copies of which have been previously delivered to Aquila. Except as set forth on Schedule 4.17, all such VacTex Environmental Permits are in full force and effect and fully paid; VacTex has not received notice of any violation nor, after due inquiry, is VacTex aware of any other violation in respect to any VacTex Environmental Permit. No proceeding is pending, or to the knowledge of VacTex threatened to revoke or limit any VacTex Environmental Permit; and to the best knowledge of VacTex, no material capital expenditure will be necessary to maintain such compliance.

4.18	Insurance.  VacTex maintains no insurance coverage,
except as set forth in Schedule 4.15.

4.19	Contracts and Commitments.

(a)	Schedule 4.19 contains a true, complete and correct
list and description of the following material contracts and
agreements	in force and effect, whether written or oral
(collectively, the "VacTex Contracts").

	(i)	all loan agreements, indentures, mortgages and
guaranties to which VacTex is a party by or by which VacTex or any of its property is bound;

	(ii)	all pledges, conditional sale or title retention
agreements, security agreements, equipment obligations, personal property leases and lease purchase agreements to which VacTex is party or by which VacTex or any of its property is bound;

	(iii)	all contracts, agreements, commitments, purchase
orders or other understandings or arrangements to which VacTex is a party or by which VacTex or any of its property is bound which (A) involve payments or receipts by VacTex of more than $10,000 in the case of any single contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may have a Material Adverse Effect on VacTex;

	(iv)	all agency, distributor, sales representative and
similar agreements to which VacTex is a party;

	(v)	all contracts, agreements or other understandings
or arrangements between VacTex and any shareholder or Affiliate (as defined in Section 7.08) of VacTex;

	(vi)	all leases, whether operating, capital or
otherwise, under which VacTex is lessor or lessee;

	(vii)	all contracts agreements and other documents or
information relating to past disposal of waste (whether or not hazardous); and

	(viii)	any other material agreement or contract entered
into by VacTex or by which VacTex or any of its property is bound.

(b)	Except as set forth on Schedule 4.19, VacTex is not a
party or subject to any in force and effect, oral or written:

	(i)	contract or agreement for the purchase by VacTex
of inventory, supplies, equipment or other real or personal property, or the procurement of services, except individual purchase orders or aggregate purchase orders to a single vendor involving payments of less than $10,000;

	(ii)	lease of equipment, machinery or other personal
property involving aggregate annual payments in excess of $10,000;

	(iii)	contract or agreements for the sale or lease of
products or furnishing of services by VacTex except individual purchase orders, or aggregate purchase orders from a single customer, involving payments of less than $10,000;

	(iv)	joint venture, partnership or other contract or
arrangement involving royalties or the sharing of profits;

	(v)	contract or agreement, other than in the ordinary
course of business, relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of VacTex by any other person or of any other person by VacTex;

	(vi)	contract or agreement containing a covenant or
covenants which purport to limit to a material extent the ability or right of VacTex to engage in any lawful business activity or compete with any person or entity;

	(vii)	contract or agreement for the borrowing or lending
of money or the guarantee of the obligations of any other person; or

	(viii)	material contract or agreement not otherwise
described in this Section 4.22 involving payments of $10,000 or more which is not terminable by and without penalty to VacTex within six months after the date of this Agreement.

(c)	Except as set forth on Schedule 4.19:

	(i)	each VacTex Contract is a valid and binding
agreement of VacTex enforceable against VacTex in accordance with its terms, and VacTex does not have any knowledge that any VacTex Contract is not a valid and binding agreement of the other parties thereto;

	(ii)	VacTex has fulfilled all material obligations
required pursuant to the VacTex Contracts to have been performed by VacTex on its part prior to the date hereof, and VacTex has no reason to believe that it will not be able to fulfill, when due, all of its obligations under the VacTex Contracts which remain to be performed after the date hereof;

	(iii)	VacTex is not in breach of or default under any
VacTex Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute such a default, result in a loss of rights or result in the creation of any lien, charge or encumbrance, thereunder or pursuant thereto;

	(iv)	there is no existing breach or default by any
other party to any VacTex Contract, and no event has occurred which with the passage of time or giving of notice or both would constitute a default by such other party, result in a loss of rights or result in the creation or any lien, charge or encumbrance thereunder or pursuant thereto;

	(v)	VacTex is not restricted by any VacTex Contract
from carrying on its business anywhere in the world; and

	(vi)	VacTex has no written or oral VacTex Contracts to
sell products or perform services which are expected to be performed at, or to result in a loss. Except that, depending on overhead allocations, some of VacTex's government contracts and grants may not be operating at a profit.

(d)	The continuation, validity and effectiveness of each
VacTex Contract will not be affected by the Merger.

(e)	True, correct and complete copies of all VacTex
Contracts have previously been delivered by VacTex to Aquila.

4.20	Bank Accounts and Powers of Attorney.  Schedule 4.20
sets forth all bank accounts held in the name of VacTex and all bank accounts used in connection with the operations of VacTex whether or not such accounts are held in the name of VacTex, lists the respective signatories therefore and lists the names of all persons holding a power of attorney from VacTex and a summary statement of the terms thereof.

4.21	Transactions with Management.  Except as set forth on
Schedule 4.21, no executive officer or director of VacTex has (whether directly or indirectly through another entity in which such person has a material interest, other than as the holder of less than 5% of a class of securities of a publicly traded company) any material interest: in (a) any property or assets of VacTex (except as a shareholder), (b) any current competitor, customer, supplier or agent of VacTex, or (c) any person which is currently a party to any material contract or agreement with VacTex.

4.22	Suppliers.  Schedule 4.22 sets forth a true, correct
and complete list of the names and addresses of the ten suppliers of VacTex which accounted for the largest dollar volume of purchases by VacTex for the fiscal year ended 1997. None of such suppliers has notified VacTex that it intends to discontinue its relationship with VacTex.

4.23 Proprietary Information Agreements. Each employee and each consultant at the time of hire was required to enter into VacTex's standard proprietary information agreement, a copy of which has been delivered to Aquila. Except as set forth in
Schedule 4.23, to the best knowledge of VacTex after due inquiry, each employee and each consultant has entered into such agreement, and each such employee or consultant of VacTex who is or was involved in scientific research or product development has entered into such agreement.

4.24	Disclosure.  No representation or warranty of VacTex in
this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to Aquila pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

                        ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF
              AQUILA BIOPHARMACEUTICALS, INC.

Aquila represents, warrants and covenants to VacTex as of the Effective Time and as of the date hereof as set forth below. The information disclosed on any Schedule shall be deemed to relate solely to the section of this Article V to which such Schedule relates and shall not be deemed made for other sections to which such disclosures may apply unless (i) it is readily apparent that such information is clearly applicable to another section of this Article V or (ii) such disclosure is cross-referenced in the Schedule(s) relating to such other section(s), and, in each such case, only to the extent that the applicable information or risk is described.


5.01	Corporate Organization.  Aquila (i) is a corporation
duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted and (iii) is qualified or licensed to do business and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures, if any, to be so qualified and in good standing, which when taken together with all other such failures, would not in the aggregate have a Material Adverse Effect on Aquila. Aquila has previously delivered to VacTex complete and correct copies of its Restated Certificate of Incorporation ("Aquila Charter") and By-Laws ("Aquila By-Laws") as presently in effect, and Aquila is not in default in the performance, observation or fulfillment of either of its Certificate of Incorporation or By-Laws.

5.02	Authorization.  Aquila has full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Aquila has duly approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and no other corporate proceedings on the part of Aquila are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Aquila and, subject to the foregoing, this Agreement constitutes (assuming due authorization, execution and delivery of this Agreement by VacTex and Sub), the valid and binding agreement of Aquila, enforceable against Aquila in accordance with its terms. The shares of Aquila Common Stock and the Aquila Debentures to be issued in the Merger have been duly authorized by all necessary action of the Board of Directors of Aquila and when issued in the Merger pursuant to the terms hereof, will not have any preemptive rights of subscription or purchase in respect thereof, except for those provided by the terms of the Aquila Debentures.

5.03	Capitalization.  (a) The authorized capital stock of
Aquila consists of 35,500,000 shares of Aquila Common Stock of which 5,828,671 shares are issued and outstanding and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding. As of December 31, 1997, (i) 831,655 shares of Aquila Common Stock were reserved for issuance pursuant to outstanding options granted under stock option plans; and (ii) subscriptions were outstanding to purchase 3,900 shares of Aquila Common Stock under Aquila's employee stock purchase plan. All shares of Aquila Common Stock outstanding as of the date hereof are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of, or subject to, any preemptive rights.

(b)	Except as set forth above and on Schedule 5.03, there
are (i) no shares of capital stock or other voting securities of Aquila authorized or outstanding and (ii) no subscriptions, options, conversion or exchange rights, warrants, repurchase or redemption agreements, or other agreements, claims or commitments of any nature whatsoever obligating Aquila to issue, transfer, deliver or sell, or cause to be issued, transferred, delivered, sold, repurchased or redeemed, additional shares of its capital stock or obligating Aquila to grant, extend or enter into any such agreement or commitment. To the knowledge of Aquila, there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of Aquila. Aquila does not own beneficially any shares of capital stock of VacTex.

5.04	Non-Contravention; Consents and Approvals.  Except for
(a) the filing of the Certificate of Merger and other appropriate merger documents, if any, as required by the laws of the State of Delaware, the execution and delivery of this Agreement by Aquila and the consummation of the transactions contemplated hereby, will not (i) violate any provision of the Restated Certificate of Incorporation or By-Laws of Aquila; (ii) violate any statute, ordinance, rule, regulation, order or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Aquila or by which any of its properties or assets may be bound; (iii) require any filing with or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority; or (iv) result in a violation of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage,
indenture,	license, franchise, permit, agreement or other
instrument or obligation to which Aquila is a party, or by which Aquila or any of its properties or assets may be bound, excluding from the foregoing clauses (ii), (iii) and (iv) violations, breaches and defaults which, and filings, notices, permits, consents and approvals the absence of which, in the aggregate would not have a Material Adverse Effect on Aquila or the ability of Aquila to consummate the transactions contemplated hereby.

5.05	SEC Reports.  Aquila has heretofore delivered to VacTex
its (i) Annual Report on Form 10-K for the years ended
December 31, 1995, December 31, 1996 and December 31, 1997 as filed with the Securities and Exchange Commission ("SEC"), and
(ii) all other reports or registration statements filed by Aquila with the SEC since December 31, 1997. As of their respective dates, such reports and statements complied in all material respects with applicable SEC requirements (except for the failure of such reports and registration statements to include selected financial data for 1992 and 1993) and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.06	Financial Statements.  Aquila has previously delivered
to VacTex (i) the audited financial statements of Aquila as of December 31, 1995, December 31, 1996 and December 31, 1997 including the notes thereto, in each case examined by and accompanied by the report of Coopers & Lybrand, L.L.P., independent certified public accountants, (hereinafter collectively referred to as the "Aquila Audited Financial Statements"). The Aquila Audited Financial Statements have been prepared from, and are in accordance with, the books and records of Aquila and present fairly the financial position of Aquila as of the dates and for the periods indicated, in each case in conformity with generally accepted accounting principles, consistently applied during such periods, and have been certified without qualification by Aquila's independent public accountants. The Aquila Audited Financial Statements contain and reflect adequate reserves with respect to the contracts and commitments for the sale of goods or provision of services which are consistent with previous reserves taken for all reasonably anticipated material losses and costs and expenses and the amounts shown as accrued for current and deferred income and other taxes in the Aquila Audited Financial Statements are sufficient for the payment of all accrued and unpaid federal, state and local income taxes, interest, penalties, assessments or deficiencies applicable to Aquila, whether disputed or not, for the applicable period then ended and periods prior thereto.

5.07	Absence of Undisclosed Liabilities.  Except as and to
the extent reflected in the balance sheet dated as of December 31, 1997 included in the Aquila Audited Financial Statements (the "Aquila Balance Sheet") or in the notes to the Aquila Audited Financial Statements for the fiscal year then ended, Aquila had at that date no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which are material to Aquila except for those incurred in the ordinary course of business and consistent with past practice.

5.08	Absence of Certain Changes.  Except as set forth on
Schedule 5.08, since December 31, 1997, Aquila has not: (i) taken any action which would cause Aquila to violate its covenants set forth in Section 7.01 (ii) suffered any Material Adverse Effect or (iii) entered into any material transaction or conducted its business or operations, other than in the ordinary course of business consistent with past practice.

5.09	Legal Proceedings; Etc.  Except as set forth on
Schedule 5.09, there are no suits, actions, claims, proceedings or, to the best of Aquila's knowledge after due inquiry, investigations or congressional inquiries pending, or, to the best knowledge of the officers of Aquila, threatened against, relating to or involving Aquila (or any of its officers or directors in connection with the business or affairs of Aquila) or any properties or rights of Aquila, before any court, arbitrator or administrative or governmental body, United States or foreign, which if adversely determined would have a Material Adverse Effect on Aquila. There are no such suits, actions, claims, proceedings or investigations pending, or, to the best knowledge of the officers of Aquila, threatened challenging the validity or propriety of the transactions contemplated by this Agreement. Aquila is not subject to any judgment, decree, injunction, rule or order of any court or, to the best knowledge of the officers of Aquila, any governmental restriction which is reasonably likely to have a Material Adverse Effect on Aquila, or which materially adversely affects the ability of Aquila to acquire any property or conduct business in any area.

5.10	Compliance with Applicable Law.  Except for such
violations and defaults which in the aggregate would not have a Material Adverse Effect on Aquila, (i) Aquila currently holds and is in compliance with the terms of all licenses, permits and authorizations necessary for the lawful conduct of its business, and (ii) Aquila has complied with, and is not in violation of, or in default in any respect under, the applicable statutes, ordinances, rules, regulations, orders or decrees of all federal, state, local and foreign governmental bodies, agencies and authorities having, asserting or claiming jurisdiction over it or over any part of its operations or assets.

5.11	No Default.  To the best knowledge of Aquila after due
inquiry, (a) Aquila is not in default or violation under any agreement relating to indebtedness for borrowed money to which it is a party, which default or violation, after notice or the passage of time, or both, would permit the acceleration of indebtedness for borrowed money in excess of $50,000 in the aggregate and (b) Aquila is not in default or violation under any contract, lease or other instrument or agreement to which it is a party, (c) Aquila is not in default or violation under any decree of any court or any foreign, federal, state, municipal or other governmental or regulatory department, agency or authority (including, without limitation, applicable laws, rules and regulations relating to environmental protection, anti-trust, labor and employment, improper payments and civil rights) which default or violation would have a Material Adverse Effect on Aquila.

5.12	Brokers and Finders.  Neither Aquila nor any of its
officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder's fees or similar fees or expenses, and no broker or finder has acted directly or indirectly for Aquila in connection with this Agreement or the transactions contemplated hereby. Except as set forth on Schedule 5.12, no investment banking, financial advisor's or similar fees have been incurred or are or will be payable by Aquila in connection with this Agreement or the transactions contemplated hereby.

	5.13	Certain Tax Matters. Aquila has timely filed all
federal, state, county, local and foreign income and other tax returns, reports and declarations which are required by applicable law to be filed on or before the Effective Time, other than returns the failure to file which, in the aggregate, would not have a Material Adverse Effect on Aquila. Aquila has paid or will pay before the Effective Time, or where payment is not required to be made, has made or will make adequate provisions for the payment of, all material taxes, including but not limited to income, withholding, unemployment, social security, sales and use, and personal property taxes, interest and penalties due and payable, in respect of any taxable period ending on or before the Effective Time. For purposes of the preceding sentence, the Effective Time shall be treated as the last day of a taxable period whether or not the Effective Time is in fact the last day of such taxable period. To the best knowledge of Aquila after due inquiry, it will not have any material liability with respect to any taxes, in excess of the amount so paid or the reserves for taxes so established on the books of Aquila. Aquila is not delinquent in the payment of any taxes required to be paid by it. Aquila has not filed a consent to the application of Section 341(f) of the Code.

5.14	Disclosure.  No representation or warranty of Aquila in
this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to VacTex pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.


                         ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF
                   AQUILA ACQUISITION, INC.

Sub represents, warrants and covenants to VacTex as of the Effective Time and as of the date hereof as set forth below:

6.01	Corporate Organization.  Sub (i) is a corporation duly
organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority, corporate and otherwise, to own, operate and lease the properties and assets it now owns, operates and leases and to carry on its business as now being conducted and (iii) is qualified or licensed to do business and in good standing in every jurisdiction in which the ownership, operation or lease of property by it or the conduct of its business requires such qualification or licensing, except for such failures, if any, to be so qualified and in good standing, which when taken together with all other such failures, would not in the aggregate have a Material Adverse Effect on Sub. Sub has previously delivered to VacTex complete and correct copies of its Certificate of Incorporation and By-Laws as presently in effect, and Sub is not in default in the performance, observation or fulfillment of either of its Certificate of Incorporation or By-Laws.

6.02	Authorization.  Sub has full corporate power and
authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Sub has duly approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no other corporate proceedings on the part of Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sub and, subject to the foregoing, this Agreement constitutes (assuming due authorization, execution and delivery of this Agreement by VacTex and Aquila), the valid and binding agreement of Sub, enforceable against Sub in accordance with its terms. The shares of Sub Common Stock to be issued in the Merger have been duly authorized by all necessary action of the Board of Directors of Sub; and when issued in the Merger pursuant to the terms hereof, will not have any preemptive rights of subscription or purchase in respect thereof.

                           ARTICLE VII

                            COVENANTS


7.01	Conduct of Business.  During the period commencing on
the date hereof and continuing until the Effective Time, except as expressly contemplated by this Agreement or to the extent that either Aquila or VacTex, as the case may be, shall otherwise consent in writing, which consent may not be unreasonably withheld:

(a)	Aquila and VacTex Covenants.  Each of Aquila and VacTex
agrees that it:

	(i)	will use all reasonable efforts to preserve intact
or improve its present business organization, properties and relationships with customers, consultants, suppliers and others having business dealings with it, all to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time.

	(ii)	will not declare any dividends on or make other
distributions in respect of its capital stock or amend the VacTex Charter or VacTex By-Laws or the Aquila Charter or
Aquila By-Laws.

	(iii)	will not issue, authorize or propose the issuance
of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities except: (A) the issuance by Aquila of
(x) options pursuant to employee benefit plans consistent with prior practices and (y) Aquila Common Stock pursuant to outstanding options, and (B) the issuance by VacTex of VacTex Common Stock pursuant to outstanding options.

	(iv)	will not take, agree to take, or knowingly permit
to be taken any action or do or knowingly permit to be done anything in the conduct of the business of VacTex or the business of Aquila which would be contrary to or in breach of any of the terms or provisions of this Agreement, or which would cause any of the representations of Aquila or VacTex contained herein to be or become untrue in any material respect.

(b)	VacTex Covenants.  VacTex agrees that it:

	(i)	will carry on its business in, and only in, the
usual, regular and ordinary course in substantially the same manner as heretofore conducted;

	(ii)	will not acquire or agree to acquire by merging or
consolidating with or into, purchasing substantially all of the assets or stock of or otherwise, any business or any corporation, partnership, association or other business or organization or division thereof;

	(iii)	will use its best efforts to retain the services
of such officers and employees as may be requested by Aquila;

	(iv)	will not change the compensation of any of its
officers, directors, employees or consultants;

	(v)	will not adopt, enter into or amend in any
material respect any collective bargaining, employee pension, profit-sharing, retirement, insurance, incentive compensation, severance, vacation or other plan, agreement, trust, fund or arrangement for the benefit of employees;

	(vi)	will not enter into, modify or amend any license,
technology development or technology transfer agreement with any other person or entity;

	(vii)	will not: (A) incur any long-term indebtedness for
borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any other person;
(B) make any loans, advances or capital contributions to, or investments in, any other person except for accounts receivable created in the ordinary course of business; (C) pledge or otherwise encumber shares of VacTex Common Stock or shares of VacTex Preferred Stock; and (D) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon;

	(viii)	will not acquire, sell, lease or dispose of any
assets outside the ordinary course of business or any assets which in the aggregate are material to VacTex;

	(ix)	will not change any of the accounting principles
or practices used by it;

	(x)	will not pay, discharge or satisfy any claims,
liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the VacTex Financial Statements (or the notes thereto) incurred in the ordinary course of business consistent with past practice, provided that in no event shall VacTex repay any long-term indebtedness except to the extent required by the terms thereof; or

	(xi)	will not directly or indirectly, including,
without limitation through its shareholders, officers, directors, representatives, employees, agents, bankers, attorneys or accountants, solicit, initiate or encourage (including by way of furnishing information) any inquiries or proposals by, or, except to the extent reasonably required by fiduciary obligations under applicable law as advised by legal counsel, engage in any discussions or negotiations with any corporation, partnership, person or other entity or group which it is reasonably expected may lead to, or which relates to, any proposal for the sale of any capital stock or assets of VacTex (other than in the ordinary course of business) or the merger, consolidation or other combination of VacTex or its business or assets with any other person or entity. VacTex will promptly advise Aquila orally and in writing of the receipt and content of any such inquiries or proposals.

(c)	Aquila Covenants.  Aquila agrees that it will promptly
after the Effective Time increase the size of its Board of Directors to create one vacancy for the class of directors whose terms expire in 2000 and will elect or cause to be elected Robert
J. Carpenter to fill such vacancy.

7.02	Access to Properties and Records.  Between the date of
this Agreement and the Effective Time, each of Aquila and VacTex will provide the other and its accountants, counsel and other authorized representatives such access, during reasonable business hours and under reasonable circumstances, to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and those of its subsidiaries and will furnish to the other's representatives such financial, technical and operating data and other information pertaining to its business as is reasonably necessary or appropriate in connection with the transactions contemplated hereunder. Neither party will use any such information obtained from the other in its business and each will hold such documents and other material in confidence and, in the event of the termination of this Agreement, upon request by the other, will deliver to the other all documents and other material so obtained by it, except that one copy may be maintained in legal files for legal reference indefinitely.

7.03	Registration Rights Agreement.  Aquila and VacTex shall
enter into a Registration Rights Agreement (the "Registration Rights Agreement") in substantially the form attached hereto as Exhibit E with respect to the registration of shares of Aquila Common Stock to be issued in the Merger.

7.04	Shareholder Approval.  VacTex shall call a meeting of
its shareholders (or shall seek action by written consent of its shareholders) to be held or taken as promptly as practicable for the purpose of obtaining shareholder approval or adoption of this Agreement, the Merger and the transactions contemplated hereby, to the extent required by applicable law. VacTex agrees that its Board of Directors will recommend, subject to fiduciary duties, that its shareholders approve the transactions referred to in the preceding sentence.

7.05	Best Efforts; Etc.  Subject to the terms and conditions
herein provided, each of the parties hereto agrees to use its best effort's to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transaction contemplated by this Agreement, including obtaining any consents, authorizations, exemptions and approvals, including the Required Consents, (collectively "Consents") from and making all filings with, any third party, governmental regulatory or public body or authority, and waivers of any violations, breaches and defaults that may be caused by the consummation of the transactions contemplated hereby, which in each case are necessary or, in the judgment of Aquila, desirable in connection with the transactions contemplated by this Agreement. In case at any time after the Effective Time, any further action is necessary or, in the judgment of Aquila, desirable to carry out the purposes of this Agreement, the proper officers and directors of the parties shall take, or cause to be taken, all such action.

7.06	Material Events.  At all times prior to the Effective
Time, each party shall promptly notify the other in writing of the occurrence of any event which will or may result in the failure to satisfy any of the conditions specified in Article VIII hereof.

7.07	Public Announcements.  At all times until the Effective
Time, each party shall promptly advise and cooperate with the other prior to issuing, or permitting any of its subsidiaries, directors, officers, employees or agents to issue, any press release or other information to the press or any third party with respect to this Agreement or the transaction contemplated hereby.

7.08	Stockholders' Agreement.  All of the stockholders of
VacTex shall have executed a certain stockholders agreement substantially in the form attached hereto as Exhibit F pursuant to which, among other things, each of the stockholders makes certain representations to Aquila and appoints a representative to act on his or her behalf.


                        ARTICLE VIII

                    CLOSING CONDITIONS


8.01	Conditions to the Obligation of Each Party.  The
respective obligations of each party to consummate the Merger shall be subject to the satisfaction or waiver, at or before the Effective Time, of each of the following conditions:

(a)	Approvals.  All required approvals of the shareholders
of VacTex and all Consents and waivers required to be obtained pursuant to Section 7.05 hereof, shall have been obtained; provided, however, that if Aquila waives the obtaining of any Consent or waiver the absence of which would not have a Material Adverse Effect on Aquila, such Consent or waiver shall not be a condition to VacTex's obligation to consummate the Merger.

(b)	Absence of Order.  No restraining order or injunction
of any court which prevents consummation of the Merger shall be in effect.

8.02	Additional Conditions to the Obligation of Aquila and
Sub. The obligation of Aquila and Sub to consummate the Merger shall also be subject to the satisfaction or waiver by Aquila and Sub at or prior to the Effective Time of each of the following conditions:

(a)	Representation and Warranties True.  The
representations and warranties of VacTex contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing (as defined in Section 10.01) as if made at and as of the Closing, except as otherwise contemplated by this Agreement, each of the obligations of VacTex to be performed by it on or before the Effective Time pursuant to the terms hereof, including obtaining the Consents, shall have been duly performed in all material respects, and VacTex shall have delivered to Aquila a certificate to that effect dated the day of Closing and signed by the chief executive officer of VacTex.

(b)	Opinions of VacTex's Counsel.  Aquila shall have been
furnished with (i) an opinion from Palmer & Dodge LLP, counsel to VacTex, dated the Closing Date, substantially to the effect set forth in Schedule 8.02A and (ii) an opinion from VacTex's patent counsel dated the Closing Date substantially to the effect set forth in Schedule 8.02B.

(d)	Dissenting Shares.  VacTex Dissenting Shares shall not
exceed one percent (1%) of the shares of VacTex Common Stock issued and outstanding on the Effective Time.

(e)	Certificates.  VacTex shall have furnished Aquila with
such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by Aquila.

8.03	Additional Conditions to the Obligation of VacTex.  The
obligation of VacTex to consummate the Merger shall also be subject to the satisfaction or waiver by VacTex at or prior to the Effective Time of each of the following conditions:

(a)	Representations and Warranties True.  The
representations and warranties of Aquila contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Effective Time (as if made at and as of the Effective Time, except as otherwise contemplated by this Agreement), each of the obligations of Aquila to be performed by it on or before the Effective Time pursuant to the terms hereof shall have been duly performed and complied with in all material respects and Aquila shall have delivered to VacTex a certificate to that effect dated the Effective Time and signed by the chief executive officer of Aquila.

(b)	Opinion of Aquila's Counsel.  VacTex shall have been
furnished with an opinion from Bowditch & Dewey, LLP, counsel to Aquila, dated the Closing Date, substantially to the effect set forth in Schedule 8.03.

(c)	Certificates.  Aquila shall have furnished VacTex with
such certificates of its officers and others to evidence compliance with the conditions set forth in this Article VIII as may be reasonably requested by VacTex.


                            ARTICLE IX

                   TERMINATION AND ABANDONMENT


9.01	Termination.  This Agreement may be terminated, and the
Merger abandoned, at any time prior to the Effective Time:

(a)	by the mutual consent of the Boards of Directors of
Aquila and VacTex;

(b)	by Aquila or by VacTex at any time after June 30, 1998,
if, by that date, through no breach of this Agreement on the part of the terminating party, the conditions set forth in Article
VIII hereof shall not have been satisfied or waived;

(c) by Aquila if there shall have been a breach of any representation or warranty on the part of VacTex set forth in this Agreement or if any representation or warranty of VacTex shall have become untrue in either case such that the conditions set forth in Section 8.02 would be incapable of being satisfied by June 30, 1998 (or as otherwise extended) or there shall have been a breach by VacTex of its covenants or agreements hereunder having a Material Adverse Effect on VacTex or materially adversely affecting (or materially delaying) the consummation of the Merger, and VacTex has not cured such breach within five (5) business days following notice by Aquila thereof.

(d)	by VacTex if there shall have been a breach of any
representation or warranty on the part of Aquila set forth in this Agreement or if any representation or warranty of Aquila shall have become untrue in either case such that the conditions set forth in Section 8.03 would be incapable of being satisfied by June 30, 1998 (or as otherwise extended) or there shall have been a breach by Aquila of its covenants or agreements hereunder having a Material Adverse Effect on Aquila or materially adversely affecting (or materially delaying) the consummation of the Merger, and Aquila has not cured such breach within five (5) business days following notice by VacTex thereof.

9.02	Effect of Termination.  In the event of the termination
of this Agreement pursuant to Section 9.01, this Agreement shall become null and void and there shall be no liability hereunder on the part of either party to the other except for fraud, willful misconduct or bad faith and except as provided in the confidentiality provisions of Section 6.02 and in Sections 9.03,
10.02 and 10.03 hereof, which Sections shall survive any such termination and continue in effect thereafter.

9.03	Liability of Aquila Upon Termination.  If this
Agreement shall be terminated pursuant to Section 901(d) then
Aquila shall pay VacTex within 5 business days of such termination the sum of $800,000.00.


                            ARTICLE X

                       GENERAL PROVISIONS

10.01 Closing. Consummation of the transactions contemplated by this Agreement and delivery of the documents required under
Article VIII (the "Closing") shall take place at the offices of Bowditch & Dewey, 311 Main Street, Worcester, Massachusetts, at a time and on a date (the "Effective Time") agreed to by the parties which shall be as promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VIII, but no later than June 30, 1998.

At the Closing: (i) there shall be delivered to Aquila and VacTex the opinions, certificates and other documents and instruments provided to be delivered under Article VIII hereof; and (ii) upon surrender of certificates of VacTex Common Stock and VacTex Preferred Stock, Aquila and Sub shall deliver or cause to be delivered to the stockholders, or any of their representatives surrendering such certificates, certificates evidencing the number of shares of Aquila Common Stock and Aquila Debentures to be received by each stockholder under Section 3.01 hereof.

10.02	Expenses.  All costs and expenses incurred in
connection with this Agreement, and the transactions contemplated hereby shall be paid by the party incurring such expenses.

10.03	Non-Survival of Representations, Warranties and
Agreements. The representations, warranties, covenants and agreements contained herein or in any certificate delivered pursuant to the provisions hereof shall not survive the Merger and shall terminate at the Effective Time or upon any termination of this Agreement except for the provisions of Article IX; the confidentiality provisions of Section 7.02 and Section 10.03.

10.04	Headings.  The descriptive headings of the
Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.05	Notices.  Any notices or other communications
required or permitted hereunder shall be sufficiently given if sent by certified or registered mail, postage prepaid, addressed as follows:

(a) If to Aquila or to Sub, to:

Aquila Biopharmaceuticals, Inc.
365 Plantation Street
Biotechnology Research Park
Worcester, MA 01605
Attention: President

	Copy to:

Attorney Jane V. Hawkes
Bowditch & Dewey, LLP
311 Main Street
Worcester, MA. 01608

(b) If to VacTex, to:

VacTex, Inc.
c/o Robert J. Carpenter, Chairman
9 Lowell Road
Wellesley Hills, MA   02181

Copy to:

Attorney Lynnette C. Fallon
Palmer & Dodge LLP
One Beacon Street
Boston, MA   02108

or such other address as shall be furnished in writing by either party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

10.06	Assignment.  This Agreement and all of the
provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder, may be assigned without the prior written consent of the other parties.

10.07	Complete Agreement.  This Agreement, including the
schedules and exhibits hereto, and the other writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the Merger and the related transactions and supersede all prior arrangements or understandings with respect thereto.

10.08	Modifications, Amendments and Waivers.  At any
time prior to the Effective Time, (i) the boards of directors of Aquila and VacTex may, by written agreement, modify, amend or supplement any term or provision of this Agreement or extend the time for performance of any obligation hereunder and (ii) any term or provision of this Agreement may be waived by the party which is, or whose shareholders are, entitled to the benefits thereof; provided, however, that after this Agreement is approved by the shareholders of VacTex, no such amendment or modification shall be made which would change the amount or the kind of Aquila securities to be received in exchange for the shares of VacTex Common Stock and VacTex Preferred Stock as provided in Article III, alter or, except as provided herein, change any term of the Certificate of Incorporation of the Surviving Corporation or adversely affect the rights of such shareholders, without the further approval of the shareholders so affected. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement if signed on behalf of Aquila and VacTex by persons authorized to sign this Agreement.

10.09	Counterparts.  This Agreement may be executed in
two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

10.10	Governing Law.  This Agreement shall be governed
by the laws of The Commonwealth of Massachusetts, regardless of the laws that might be applicable under principles of conflicts of law, (except for compliance with the GCL with respect to the merger of Delaware corporations with respect to which Delaware law shall govern) as to all matters, including but not limited to matters of validity, construction, effect and performance.

10.11	Accounting Terms.  All accounting terms used
herein which are not expressly defined in this Agreement shall have the respective meanings given to them in accordance with generally accepted accounting principles.

10.12	Severability.  If any term, provision, covenant or
restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, Aquila, Sub and VacTex have caused this
Agreement to be executed by their respective duly authorized officers under seal as of the date first written above.


                           AQUILA BIOPHARMACEUTICALS, INC.



                           By:______________________________
                              Name
                              Title



                           AQUILA ACQUISITION, INC.



                           By:______________________________
                              Name
                              Title


                           VACTEX, INC.



                           By:______________________________
                              Name
                              Title





_______________________________________________________________





AGREEMENT AND PLAN OF MERGER
among

AQUILA BIOPHARMACEUTICALS, INC.
AQUILA ACQUISITION, INC.
and
VACTEX, INC.









Dated as of April ___, 1998
______________________________________________________________

                      TABLE OF CONTENTS
                                                     Page
INDEX OF TERMS                                        iv

ARTICLE I - THE MERGER                                 1
        1.01    The Merger                             1
        1.02    Effective Time of the Merger           2
ARTICLE II - THE SURVIVING CORPORATION                 2
        2.01    Certificate of Incorporation           2
        2.02    By-Laws                                2
        2.03    Officers and Directors                 2

ARTICLE III - CONVERSION OF SHARES                     2
        3.01    Conversion of Shares                   2
        3.02    Exchange of Certificates               3
        3.03    No Fractional Securities               3
        3.04    Closing of VacTex Transfer Books       3
        3.05    Dissenting Shares                      3
        3.06 Transfer of Aquila Common Stock and
Aquila Debentures                                      4
	3.07	Rights of Holders of VacTex Common Stock and
                VacTex Preferred Stock                 4

ARTICLE IV - REPRESENTATION AND WARRANTIES OF
VACTEX, INC.                                           4
        4.01    Corporate Organization                 4
        4.02    Authorization                          5
        4.03    Capitalization                         5
	4.04	Non-Contravention; Consents and
                Approvals                              6
        4.05    Equity Ownership                       6
        4.06    Financial Statements                   6
        4.07    Absence of Undisclosed Liabilities     7
        4.08    Absence of Certain Changes             7
        4.09    Legal Proceedings, etc                 7
        4.10    Compliance with Applicable Law         7
        4.11    No Default                             8
        4.12    Brokers and Finders                    8
        4.13    Certain Tax Matters                    8
        4.14    Employee Benefit Plans                 9
        4.15    Employee Matters                       9
        4.16    Intellectual Properties               10
        4.17    Environmental Compliance              11
        4.18    Insurance                             12
        4.19    Contracts and Commitments             12
        4.20    Bank Accounts and Powers of Attorney  14
        4.21    Transactions with Management          15
        4.22    Suppliers                             15
        4.23    Proprietary Information Agreements    15
        4.24    Disclosure                            15

ARTICLE V -    REPRESENTATIONS AND WARRANTIES OF
        AQUILA BIOPHARMACEUTICALS, INC..              15
        5.01    Corporation Organization              16
        5.02    Authorization                         16
        5.03    Capitalization                        16
	5.04	Non-Contravention; Consents and
                Approvals                             17
        5.05    SEC Reports                           17
        5.06    Financial Statements                  17
        5.07    Absence of Undisclosed Liabilities    18
        5.08    Absence of Certain Changes            18
        5.09    Legal Proceedings; Etc.               18
        5.10    Compliance with Applicable Law        18
        5.11    No Default                            18
        5.12    Brokers and Finders                   19
        5.13    Certain Tax Matters                   19
        5.14    Disclosure                            19

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF
        AQUILA ACQUISITION, INC.                      19
        6.01    Corporate Organization                20
        6.02    Authorization                         20

ARTICLE VII - COVENANTS                               20
        7.01    Conduct of Business                   20
        7.02    Access to Properties and Records      22
        7.03    Registration Rights Agreement         23
        7.04    Shareholder Approval                  23
        7.05    Best Efforts; Etc.                    23
        7.06    Material Events                       23
        7.07    Public Announcements                  23
        7.08    Stockholders' Agreement               23

ARTICLE VIII - CLOSING CONDITIONS                     24
8.01 Conditions to the Obligation of Each Party       24
8.02 Additional Conditions to the Obligation
        of Aquila and Sub                             24
8.03 Additional Conditions to the Obligation
        of VacTex                                     25

ARTICLE IX - TERMINATION AND ABANDONMENT              25
        9.01    Termination                           25
        9.02    Effect of Termination                 26
        9.03    Liability of Aquila Upon Termination  26

ARTICLE X - GENERAL PROVISIONS                        26
        10.01 Closing                                 26
        10.02 Expenses                                26
	10.03 Non-Survival of Representations,
                 Warranties and Agreements            26
        10.04 Headings                                27
        10.05 Notices                                 27
        10.06 Assignment                              27
        10.07 Complete Agreement                      28
        10.08 Modifications, Amendments and Waivers   28
        10.09 Counterparts                            28
        10.10 Governing Law                           28
        10.11 Accounting Terms                        28
        10.12 Severability                            28

SIGNATURES                                            29

Exhibit A	Certificate of Incorporation of Surviving
	Corporation
Exhibit B	By Laws of Surviving Corporation
Exhibit C	Officers and Directors of Surviving Corporation
Exhibit D	Form of Aquila Debenture
Exhibit E	Registration Rights Agreement
Exhibit F	Stockholders' Agreement





INDEX OF TERMS
Affiliate
Aquila
Aquila Audited Financial Statements
Aquila Balance Sheet
Aquila By-Laws
Aquila Charter
Aquila Common Stock
Aquila Debentures
Certificate of Merger
Code
Consents
Constituent Corporations
Closing
Effective Time
Environmental Laws
ERISA
GCL
Material Adverse Effect
Merger
Registration Rights Agreement
Required Consents
SEC
Section 262
Sub
Sub Common Stock
Surviving Corporation
VacTex
VacTex Audited Financial Statements
VacTex Balance Sheet
VacTex By-Laws
VacTex Charter
VacTex Common Stock
VacTex Contracts
VacTex Dissenting Shares
VacTex Environmental Permits
VacTex Intellectual Properties
VacTex Preferred Stock

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